UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Questar Corporation

(Name of Registrant as Specified In Its Charter)

Dominion Resources, Inc.

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New FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

March 24, 2016

Coming to Work at Dominion

(New) What exactly is guaranteed for one year or through 12/31/2017?

The time between the close of the transaction and the later of one year from the close of the transaction or 12/31/2017 is often referred to as the “continuation period”. During that time, you will receive:

•	Base pay at least equal to your base pay at close of the transaction
•	Annual bonus plan targets at least equal to your incentive target at the close of the transaction.
•	Benefits that are overall comparable to what you have today. Comparable does not necessarily mean the same – there may be some changes that are perceived as positive and some that are perceived as negative. We will keep you informed of any changes to your benefits package as final decisions are made.

(New) Is my job guaranteed through the “continuation period”?

No, but if the position you hold is eliminated after the transaction closes, you will be eligible for severance benefits under the Dominion Severance Plan. Please see the FAQ on severance to determine benefits under the Dominion Severance Plan.

(New) Will the benefits look exactly the same in 2017?

Not necessarily, but the 2017 benefits package will be comparable to the benefits you have today. While the current active benefit plans that are available to you today will likely remain in place through December 31, 2017, Questar has and will continue to evaluate the benefit plans. Through the normal course of business operations, benefits are reviewed on an annual basis and changes that are deemed necessary and/or beneficial will be made for the 2017 calendar year, consistent with continuing to provide a comparable benefits package.